FORM 5



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

              /_/   Check box if no longer subject to Section 16.
                    Form 4 or Form 5 obligations may continue.
                    See Instruction 1(b).

              /_/   Form 3 Holdings Reported

              /_/   Form 4 Transactions Reported


1. Name and Address of Reporting Person:     Costello       Patrick        J.
                                             -----------------------------------
                                             (Last)         (First)     (Middle)

                                             c/o PanAmSat Corporation
                                             One Pickwick Plaza
                                             -----------------------------------
                                                            (Street)

                                             Greenwich,     Connecticut    06830
                                             -----------------------------------
                                             (City)         (State)        (Zip)



2. Issuer Name and Ticker or Trading Symbol:     PanAmSat Corporation (SPOT)
                                                 ---------------------------


3. IRS or Social Security Number of Reporting Person (Voluntary):



4. Statement for Month/Year:      December 1996
                                  -------------


5. If Amendment, Date of Original:
   (Month/Year)


6. Relationship of Reporting Person to Issuer:   (Check all applicable)

     /X/  Director                           /_/  10% Owner

     /X/  Officer (give title below)         /_/  Other (specify below)


                         Chief Financial Officer
                         -----------------------

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title of Security:     Common Stock
   (Instr. 3)             ------------


2. Transaction Date:      11/07/96
   (Month/Day/Year)       ------------


3. Transaction Code:      P
   (Instr. 8)             ------------


4. Securities Acquired (A) or Disposed of (D):
   (Instr. 3, 4 and 5)

        Amount      (A) or (D)        Price
      ---------     ----------       -------
      1067.0564     (A)              $30.055


5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year:
   (Instr. 3 and 4)

      1067.0564
      ---------


6. Ownership Form: Direct (D) or Indirect (I):     D
   (Instr. 4)                                      ------


7. Nature of Indirect Beneficial Ownership:
   (Instr. 4)













Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                            (Print or Type Responses)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security:     Employee Stock Option (right to buy)
   (Instr. 3)                        ------------------------------------


2. Conversion or Exercise Price of Derivative Security:     $28.75
                                                            ------


3. Transaction Date:                 4/22/96
   (Month/Day/Year)                  -------


4. Transaction Code:                 A
   (Instr. 8)                        -------


5. Number of Derivative Securities Acquired (A) or Disposed of (D):
   (Instr. 3, 4 and 5)

      (A)                       (D)
      -----                     -----
      7,500


6. Date Exercisable and Expiration Date:
   (Month/Day/Year)

      Date Exercisable          Expiration Date
      ----------------          ---------------
      (1)                       4/21/2005


7. Title and Amount of Underlying Securities:
   (Instr. 3 and 4)

      Title                     Amount or Number of Shares
      ------                    --------------------------



8. Price of Derivative Security:
   (Instr. 5)


9. Number of Derivative Securities Beneficially Owned at End of Year:    82,500
   (Instr. 4)                                                            ------


10. Ownership of Derivative Security: Direct (D) or Indirect (I):        D
    (Instr. 4)                                                           ------


11. Nature of Indirect Beneficial Ownership:
    (Instr. 4)

---------
Explanation of Responses: (1) The options will become exercisable in equal installments over five years commencing on April 22, 1997.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



                              /s/  Patrick J. Costello               3/21/97
                              -------------------------------       ----------
                              **Signature of Reporting Person          Date